Exhibit 99.1

Monroe Capital Corporation SBIC Receives Commitment for $75 Million in Additional SBA Debentures

CHICAGO, IL, May 3, 2016 – Monroe Capital Corporation (NASDAQ: MRCC) (the “Company”), a business development company (“BDC”), today announced that its wholly-owned subsidiary, Monroe Capital Corporation SBIC, LP (“MCC SBIC”), has received approval for $75.0 million in additional debentures from the United States Small Business Administration (“SBA”). These debentures are available to MRCC due to the recently expanded maximum amount of SBA-guaranteed debentures that an affiliated group of SBIC funds (commonly referred to as a “family of funds”) can have outstanding. This maximum amount of debentures available to a family of funds was increased from $225.0 million to $350.0 million as a result of the 2016 omnibus spending bill approved by Congress and signed into law by the President in December 2015.

“We are very pleased to have received approval for an additional $75.0 million in SBA debentures for Monroe Capital Corporation’s wholly-owned MCC SBIC under the recently enacted increase in the SBA family of funds limit,” said Theodore L. Koenig, President and Chief Executive Officer of the Company. “We are continually focused on creating long-term value for our shareholders. Access to these additional low-cost SBA debentures offers a real tangible benefit in that it will allow us to continue to grow our portfolio over time.”

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a leading provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, asset based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Global M&A Network as the 2015, 2014, and 2013 Small Middle Markets Lender of the Year; Private Debt Investor as the 2015 Lower Mid-Market Lender of the Year, the 2014 Senior Lender of the Year, and the 2013 Unitranche Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Douglas Allen
BackBay Communications
(646) 722-4270
Email: doug.allen@backbaycommunications.com

2